UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K/A

CURRENT REPORT PURSUANT
 TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report:	December 15, 2008
(Date of earliest event reported)	September 8, 2008

Multimedia Games, Inc.
(Exact name of Registrant as Specified in its Charter)

000-28318
(Commission File Number)

Texas (State or other jurisdiction of incorporation)	74-2611034 (IRS Employer Identification No.)
206 Wild Basin Rd., Bldg. B, Suite 400, Austin, Texas (Address of Principal Executive Offices)	78746 (Zip Code)

Registrant’s telephone number, including area code: (512) 334-7500

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act 17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Form 8-K/A amends the Current Report on Form 8-K that Multimedia Games, Inc. (the “Company”) filed with the Securities and Exchange Commission on September 12, 2008 (the “Original 8-K”) to amend the Original 8-K to correct (i) that the compensation schedule of the Compensation Committee was equalized with the Audit Committee rather than the Nominating and Governance Committee and, accordingly, (ii) the annual compensation of the members of the Compensation Committee of the Board of Directors (the “Board”) of the Company from $5,000 to $15,000 and compensation for the chairman of the Compensation Committee from $10,000 to $25,000 per year.  No other changes are being made to the Original 8-K.

Item 1.01                      Entry into a Material Definitive Agreement.

On September 8, 2008, the Board conducted a self-evaluation during a regular meeting of the Board.  As part of its self-evaluation, the Board reviewed its committee memberships and charters.  As a result of this review, the Board determined to make certain changes to its committees, including the appointment of Neil Jenkins as Chairman of the Compensation Committee, the appointment of Emanuel Pearlman as Chairman of Nominating and Governance Committee, the removal of John Winkelman from the Nominating and Governance Committee and the removal of Mr. Jenkins from the Audit Committee.

The Board also noted the discrepancy between the compensation schedule for the Compensation Committee and Audit Committee.  The Board determined that the committee compensation schedule should be equalized among all committees other than the Nominating and Governance Committee and, accordingly, unanimously approved an increase in the amount of annual compensation for the members of the Compensation Committee.  Effective as of October 1, 2008, the beginning of the Company’s next fiscal year, compensation for members of the Compensation Committee will be increased from $5,000 to $15,000 per year and compensation for the chairman of the Compensation Committee will be increased from $10,000 to $25,000 per year.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MULTIMEDIA GAMES, INC.

Dated: December 15, 2008	By:	/s/ Uri Clinton
Uri Clinton
General Counsel and Corporate Secretary